EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS REPORTS THIRD QUARTER 2003 RESULTS

Net income was $4.9 million; EPS was $0.11 per diluted share

Net revenues increase by 9.8% over prior year quarter to $24.3 million

COLUMBUS, MS, November 5, 2003 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced its results for the third quarter and nine months ended September 30, 2003.

Highlights for the third quarter of 2003 include:

o	Net revenues of $24.3 million, a 9.8 percent increase over the same quarter last year.

o	Net income and earnings per diluted share of $4.9 million, or $0.11 per diluted share, compared to $1.5 million, or $0.03 per diluted share, for the third quarter of 2002.

o	One-time gain of $982 thousand, or $0.02 per diluted share, from the sale of certain non-strategic safety products and income tax benefits of $2.4 million, or $0.05 per diluted share.

Third Quarter and Nine Month Results

For the quarter ended September 30, 2003, net revenues increased 9.8 percent to $24.3 million versus $22.2 million in the same quarter last year. Net product sales (which are net revenues excluding licensing revenues) in the third quarter of 2003 increased by $2.5 million, or 11.6 percent, over the third quarter of 2002.

Net income and earnings per diluted share for the third quarter of 2003 increased to $4.9 million or $0.11, respectively, compared to $1.5 million or $0.03, respectively, for the third quarter of 2002. Third quarter 2003 results include a gain of approximately $982 thousand or $0.02 per diluted share from the sale of certain of the Company’s non-strategic safety products.

Also included in the Company’s net income for the third quarter of 2003 is approximately $2.4 million, or $0.05 per diluted share, related to the decrease in the Company’s valuation allowance for its deferred tax assets, primarily as it relates to its net operating loss carryforwards (“NOLs”). At December 31, 2002, the Company had Federal NOLs of approximately $85 million which are available to offset approximately $29 million in Federal tax liability in future years.

For the nine month period ended September 30, 2003, the Company’s net revenues reached $72.2 million, as compared to net revenues of $64.5 million for the same period last year, an 11.9 percent increase. Net product sales for the nine month period ended September 30, 2003 increased by approximately 13.8 percent over the same 2002 period. Net income and earnings per diluted share for the nine months ended September 30, 2003 were $10.3 million or $0.24, respectively, versus $3.6 million or $0.08, respectively, for the nine months ended September 30, 2002. Included in earnings for the first nine months of 2003 is approximately $4.9 million, or $0.11 per diluted share, related to the decrease in the Company’s valuation allowance for its deferred tax assets and the above-mentioned gain on the sale of certain of the Company’s non-strategic safety products.

Dan R. Lee, the Company’s President and Chief Executive Officer, commented, “Through a combination of broadening our sales reach and increasing demand for our infection control products, the third quarter saw strong revenue contribution from all our principal product lines over the same quarter last year. On a distribution channel basis, OEM revenues increased by 13 percent. The Company’s domestic branded hospital sales increased by nine percent, including growth of 41 percent in CleanOp product revenues. OTI’s net product sales for the third quarter of 2003 were $1.3 million, an increase of more than 125 percent over the third quarter of 2002. The drivers of our revenue growth thus far in 2003 include a 13 percent increase in international revenues, an 11 percent increase in branded hospital sales (including a 55 percent increase in CleanOp revenues), and an increase of more than 380 percent in OTI’s revenues.”

Mr.     Lee continued, “As part of our on-going assessment of our safety business, we sold certain of our non-strategic safety products during the third quarter. The sale provided direct monetization of the related assets and enables us to focus our sales and marketing efforts on the key components of our safety business: Isosorb® and LTS-Plus®.”

For the third quarter of 2003, the Company’s gross profit margin increased to 40.2 percent, as compared to 38.7 percent in the third quarter of 2002. On a year-to-date basis, gross profit margins in 2003 of 39.3 percent declined slightly from 39.7 percent for the first nine months of 2002. The third quarter and first nine months of 2002 benefited from licensing revenues of $357 thousand and $1.1 million, respectively, which had no associated costs. Excluding licensing revenues in the 2002 periods, the gross profit margin improvement in the 2003 quarter and first nine months of 2003 was approximately 2.5 percentage points and one-half of a percentage point, respectively. These improvements are attributable to cost reductions and efficiency and utilization improvements realized in 2003.

Operating expenses for the third quarter of 2003 were $8.2 million, or 33.6 percent of net product sales, as compared to $6.8 million, or 31.4 percent of net product sales in the third quarter of 2002. For the first nine months of 2003, operating expenses were $23.6 million, or 32.7 percent of net product sales, as compared to $21.4 million, or 33.7 percent of net product sales, for the first nine months of 2002. The increases in the absolute dollar amount of operating expenses in third quarter and first nine months of 2003 resulted from higher selling, general and administrative expenses (“SG&A expenses”). SG&A expenses were $7.8 million or 32.2 percent of net product sales in the third quarter of 2003, compared to $6.6 million or 30.2 percent of net product sales for the third quarter of 2002. Through nine months of 2003, SG&A expenses were $22.6 million, or 31.3 percent of net product sales, versus $20.5 million, or 32.3 percent of net product sales for the first nine months of 2002. SG&A expenses increased due to the Company’s additional investment in branded sales and marketing and higher distribution and other variable selling costs.

The Company’s balance sheet remains strong with cash and investments totaling $9.8 million at September 30, 2003, and a strong current ratio (current assets divided by current liabilities) of 4.6 to 1. Operating cash flow was $4.2 million for the nine month period ended September 30, 2003, enabling the Company to reduce outstanding borrowings under its revolving credit facility by $3.3 million since the beginning of the year and fund capital expenditures of approximately $1.7 million. Additional borrowings available under the revolving credit facility totaled approximately $9.7 million at September 30, 2003.

During the quarter, the Company repurchased a total of 50 thousand shares under its current share repurchase authorization bringing the total shares repurchased in 2003 to 255 thousand shares at an average price of $2.61 per share. Approximately 1.3 million shares have been repurchased since the inception of the program. The Company’s current share repurchase program, as amended in August 2002, provides for the repurchase of approximately 676 thousand shares of additional stock and extends through December 31, 2003.

Mr. Lee concluded, “We continue to make planned shorter-term operating expense investments, particularly in sales and marketing, to promote our brand, strengthen our distribution channel capabilities and improve our market position in the long run. We are pleased with our accomplishments this quarter, especially with our revenue and gross margin improvements. We believe our revenue for full year 2003 will be between $97 million and $98 million, which is on the high end of our earlier forecast. We believe earnings per diluted share will be in the range of $0.32 to $0.34 for the full year, including an income tax benefit of approximately $0.15 per diluted share.”

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 11:00 a.m. Eastern Time on November 5, 2003. This conference call will be accessible to the public by calling 1-877-792-5693 (U.S. and Canada), Reference: Microtek Medical. International callers dial 1-706-679-4663. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available at 5:00 p.m. Eastern Time on November 5, 2003 through 5:00 p.m. Eastern Time November 12, 2003 and can be accessed by calling (U.S. and Canada) 1-800-642-1687 or (international) 1-706-645-9291; for both reference conference call ID number: 3143737.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, estimated offsets in federal tax liability in future years, and the Company’s guidance for full-year 2003 net revenues, diluted earnings per share and diluted income tax benefit per share. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including, without limitation, the risks described in Risk Factors under the captions “-History of Net Losses”, “-Reliance upon Microtek”, “-Competition”, “-Product Liability”, “-Stock Price Volatility”, “-Dependence on Key Personnel”, “-Anti-takeover Provisions”, “-Low Barriers to Entry for Competitive Products”, “-Potential Erosion of Profit Margins”, “-Risks of Completing Acquisitions”, “-Small Sales and Marketing Force”, “-Reliance upon Distributors”, “-Microtek Regulatory Risks”, “-Risks of Obsolescence”, “-Reduced OREX Market Potential”, ”OREX Commercialization Risks”, “-OREX Manufacturing and Supply Risks”, “-Risks Affecting Protection of Technology”, “-Risks of Technological Obsolescence” and “-OTI Regulatory Risks”. We do not undertake to update our forward-looking statements to reflect future events or circumstances.

About Microtek: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
Victor P. Thompson, Investor Relations
InvestorRelations@MicrotekMed.com

– Tables Follow –

MICROTEK MEDICAL HOLDINGS, INC.

Unaudited Financial Highlights

(in thousands, except for per share data)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Net product sales	$24,342	$21,808	$72,202	$63,448
Licensing revenues	--	357	--	1,070

Net revenues	24,342	22,165	72,202	64,518
Gross profit	9,787	8,568	28,388	25,629
Operating expenses:
Selling, general and administrative	7,843	6,579	22,591	20,496
Research and development	235	155	713	572
Amortization of intangibles	102	114	327	342

Total operating expenses	8,180	6,848	23,631	21,410

Income from operations	1,607	1,720	4,757	4,219
Interest expense, net	40	113	134	408
Other income, net	(1,038)	(10)	(1,061)	(74)
Income tax (benefit) expense	(2,336)	135	(4,661)	285

Net income	$4,941	$1,482	$10,345	$3,600

Net income per share
Basic	$0.12	$0.04	$0.25	$0.09

Diluted	$0.11	$0.03	$0.24	$0.08

Weighted average shares outstanding - basic	42,154	42,112	42,111	42,159
Weighted average shares outstanding - diluted	43,451	42,453	43,010	42,948

Balance Sheet Data:	September 30 2003	December 31 2002
Cash and cash equivalents	$9,791	$9,823
Other current assets	49,771	41,757
Total current assets	59,562	51,580
Total assets	$109,505	$96,696

Current liabilities	$13,022	$8,630
Long-term debt	4,166	7,136
Other liabilities	2,006	2,044

Total liabilities	19,194	17,810
Shareholders' equity	90,311	78,886

Total liabilities and shareholders' equity	$109,505	$96,696